UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2010

Momentive Performance Materials Inc.

(Exact Name of Registrant as Specified in Its Charter)

333-146093	Delaware	20-5748297
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

22 Corporate Woods Blvd. Albany, NY	12211
(Address of Principal Executive Offices)	(Zip Code)

(518) 533-4600

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 5, 2010, Momentive Performance Materials Inc. (the “Company”) issued a press release announcing that as of 5:00 p.m., New York City time, on November 4, 2010 (the “Early Tender Date”), holders of (i) $450,592,000 aggregate principal amount of the 2006 9.75% Senior Notes due 2014 (the “2006 9.75% Notes”) issued pursuant to the Indenture dated as of December 4, 2006, by and among the Company, each of the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as successor Trustee to Wells Fargo Bank, National Association (the “Trustee”), (ii) €155,611,000 aggregate principal amount of the 2006 9.00% Senior Notes due 2014 (the “2006 9.00% Notes”) issued pursuant to the Indenture dated as of December 4, 2006, by and among the Company, each of the guarantors party thereto and the Trustee, and (iii) $74,792,167 aggregate principal amount of the 10.125% / 10.875% Senior Toggle Notes due 2014 (the “Senior Toggle Notes” and, together with the 2006 9.75% Notes and the 2006 9.00% Notes, the “Notes”) issued pursuant to the Indenture dated as of December 4, 2006, by and among the Company, each of the guarantors party thereto and the Trustee, had tendered their Notes pursuant to the Company’s previously announced tender offers.

As of the Early Tender Date the tenders received by the Company for each series of Notes, together with the $234.3 million principal amount of the 2006 9.75% Notes, €88.2 million principal amount of the 2006 9.00% Notes, and $139.4 million principal amount of the Senior Toggle Notes owned by an affiliate of Apollo Management, L.P. (“Apollo”), which principal amounts will be exchanged by Apollo, represent in the aggregate approximately 95.58% of the 2006 9.75% notes, 99.41% of the 2006 9.00% Notes and 99.99% of the Senior Toggle Notes (note that the percentages for the 2006 9.00% Notes and the Senior Toggle Notes contained in a press release issued earlier today by the Company were inadvertently transposed and are corrected herein). Apollo has entered into an agreement to exchange the entire amount of its current holdings of each series of Notes for new debt of the Company at an exchange ratio determined based on the tender consideration offered to holders of the Notes, and intended to give Apollo an aggregate value equivalent to that which it would receive if it had received the total consideration in the tender offers and used the proceeds thereof to invest in such new debt. The new debt will have the same terms as the new notes issued by the Company to finance the tender offers. The tender offers will expire at 11:59 p.m., New York City time, on November 19, 2010 unless extended or earlier terminated (the “Expiration Date”) and holders of Notes who validly tender their Notes after the Early Tender Date but on or before the Expiration Date will only be eligible to receive their tender offer consideration and will not receive the early tender payment.

On November 5, 2010, pursuant to the previously announced tender offers, the Company announced that it exercised its right to accept for early payment all (i) the 2006 9.75% Notes, (ii) the 2006 9.00% Notes and (iii) the Senior Toggle Notes tendered prior the Early Tender Date. Pursuant to the terms of the Offer to Purchase dated October 22, 2010 (the “Offer to Purchase”), the Company has accepted for purchase (i) $450,592,000 aggregate principal amount of the 2006 9.75% Notes, (ii) €155,611,000 aggregate principal amount of the 2006 9.00% Notes and (iii) $74,792,167 aggregate principal amount of the Senior Toggle Notes. In addition, the Company announced that all conditions with respect to the tender offers for the Notes have been satisfied. Notwithstanding the Company’s exercise of its early acceptance rights, each tender offer will remain open until the Expiration Date, unless extended.

Each holder who tendered its Notes prior to 5:00 p.m., New York City time, on the Early Tender Date will receive the total consideration of (1) $1,053.75 per $1,000 principal amount of 2006 9.75% Notes tendered, which includes $1,043.75 as the tender offer consideration and $10.00 as an early tender payment; (2) €1,050.00 per €1,000 principal amount of 2006 9.00% Notes, which includes €1,040.00 as the tender offer consideration and €10.00 as an early tender payment; and (3) $1,056.25 per $1,000 principal amount of Senior Toggle Notes tendered, which includes $1,046.25 as the tender offer consideration and $10.00 as an early tender payment. In addition, accrued interest up to, but not including, the applicable payment date of the Notes will be paid in cash on all tendered and accepted Notes. The holders who validly tender their Notes after the Early Tender Date but before the Expiration Date will only be eligible to receive tender offer consideration and will not receive the early tender payment.

The complete terms and conditions to the tender offers for the Notes are detailed in the Offer to Purchase and the related Letter of Transmittal (the “Tender Offer Documents”). The tender offers are being made only through, and subject to the terms and conditions set forth in, the Tender Offer Documents and related materials.

For additional information concerning the foregoing, a copy of the press release dated November 5, 2010 is attached hereto as Exhibit 99.1 and is incorporated herein by reference. In addition, the information in this Item, including Exhibit 99.1, shall be deemed to be incorporated by reference to the Offer to Purchase.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Text of press release, dated November 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTIVE PERFORMANCE MATERIALS INC.

Date: November 5, 2010	By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Text of Press Release, dated November 5, 2010.